EAST WEST BANCORP, INC. AMENDED AND RESTATED DEFERRED COMPENSATION PLAN East West Bancorp, Inc., a Delaware corporation (the “Company”), hereby amends and restates the East West Bancorp, Inc. Amended and Restated Deferred Compensation Plan (the “Plan”), effective May 20, 2026, which was established in 2016 for the purpose of attracting and retaining high quality executives and promoting in them increased efficiency and an interest in the successful operation of the Company and was amended and restated as of October 14, 2025. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.” ARTICLE I DEFINITIONS 1.1 “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article IV. 1.2 “Base Salary” shall mean an Employee’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements, severance and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k). 1.3 “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1. 1.4 “Board” shall mean the Board of Directors of the Company. 1.5 “Bonus(es)” shall mean a cash bonus awarded to an Employee as part of the Company’s annual performance and compensation review cycle, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company. 1.6 “Cash Compensation” shall mean, (i) with respect to an Employee, the Base Salary, Bonus, and/or Commission amounts eligible for deferral for a particular Plan Year under Section 3.1, and shall exclude any Equity Awards, and (ii) with respect to a non-employee Director, the Director Fee amounts eligible for deferral for a particular Plan Year under Section 3.1, and shall exclude any Equity Awards. 1.7 “Change in Control” shall mean the occurrence of any “change in control event” as such term is defined under Code Section 409A regulations and applicable guidance, as determined by the Committee. 1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.9 “Committee” shall mean the person or persons appointed by the Chief Executive Officer of the Company to administer the Plan in accordance with Article IX. 1.10 “Commissions” shall mean commissions payable to an Employee for the applicable Plan Year (as determined by the Committee in compliance with Code Section 409A) before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company. 1.11 “Company Contributions” shall mean the contributions made by the Company pursuant to Section 3.3. 1.12 “Company Contribution Account” shall mean an Account maintained for the benefit of an Employee Participant which is credited with Company Contributions, if any, pursuant to Section 4.2. 1.13 “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1. 1.14 “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Section 3.4 of the Plan. 1.15 “Deferral Account” shall mean an Account maintained for each Participant that is credited with Participant deferrals pursuant to Section 4.1, and may take the form of a Separation Account or a Scheduled Distribution Account, as elected by the Participant and permitted under the Plan. 1.16 “Deferred Cash Account” shall mean an Account maintained for each Participant that is credited with Participant deferrals of Cash Compensation pursuant to Section 4.1, and may take the form of a Separation Account or a Scheduled Distribution Account, as elected by the Participant but, for clarity, shall not include any Deferred Stock Units or deferrals of dividends. 1.17 “Deferred Dividend Account” shall mean an Account maintained for each Participant that is credited with Participant deferrals of any cash dividends that accrue with respect to the underlying Deferred Stock Units deferred pursuant to Section 4.1. In no event shall a Deferred Dividend Account include any deferral of Cash Compensation, Deferred Stock Units or stock dividends that accrue with respect to Deferred Stock Units. 1.18 “Deferred Equity Account” shall mean an Account maintained for each Participant that is credited with Participant deferrals of Deferred Stock Units and any stock dividends that accrue with respect to Deferred Stock Units pursuant to Section 4.1, which for non-employee Directors, may take the form of a Separation Account or a Scheduled Distribution Account (“Director Deferred Equity Account”), as elected by the Participant, and for Employees, may take the form of a Scheduled Distribution Account (“Employee Deferred Equity Account”). In no event shall a Deferred Equity Account include any deferral of Cash Compensation or deferrals of cash dividends.

1.19 “Deferred Stock Unit” means, as applicable: (a) a restricted stock unit representing the right to receive one share of Company common stock pursuant to an Equity Award for which a valid deferral election has been made under this Plan or (b) any share in respect of a stock dividend that accrues with respect to (i) such restricted stock unit after vesting or (ii) any stock dividend previously accrued with respect to such restricted stock unit after vesting. 1.20 “Director” shall mean a member of the Board. 1.21 “Director Fees” shall mean a Participant’s cash fees payable by the Company in respect of such Participant’s service as a non-employee Director. 1.22 “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Articles IV and VI. Any Equity Award (or portion thereof) deferred under this Plan shall remain subject to the underlying vesting conditions specified in the Equity Plan and applicable award terms, and shall not be credited to a Deferred Equity Account, nor constitute a Distributable Amount, unless and until such Equity Award (or portion thereof) has vested in accordance with its governing terms. For the vested balance of Deferred Cash Accounts and Deferred Dividend Accounts, the Distributable Amount shall be distributed in cash. For the vested balance of Deferred Equity Accounts, the Distributable Amount shall be made in whole shares of Company common stock for each whole Deferred Stock Unit, and in cash for any fractional Deferred Stock Unit. 1.23 “Eligible Executive” shall mean any of following individuals who are U.S. citizens, U.S. permanent residents, or U.S. tax residents: (a) (i) a highly compensated or management level employee of an Employer (“Employee”) or (ii) a highly compensated independent contractor providing services to an Employer, in each case, who are selected by the Committee to participate in the Plan, to the extent and under the terms permitted by the Committee and (b) a non-employee Director. 1.24 “Employer(s)” shall be defined as follows: (a) Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor. (b) For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean: (1) The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and (2) All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least

50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c). 1.25 “Equity Award” means an RSU Award or a PSU Award, as applicable. 1.26 “Equity Plan” means the Company’s 2021 Stock Incentive Plan as it may be amended and/or restated from time to time, or any successor plan thereto. 1.27 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder. 1.28 “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, beneficiary or dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(l)(B))), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A. 1.29 “Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.4 of the Plan. 1.30 “Hardship Distribution” shall mean an accelerated distribution of benefits or a cancellation of deferral elections pursuant to Section 6.4 to a Participant who has suffered a Financial Hardship. 1.31 “Interest Rate” shall mean, for each Fund, the rate of return derived from the net gain or loss on the assets of such Fund, as determined by the Committee. 1.32 “Participant” shall mean any Eligible Executive who becomes a Participant in this Plan in accordance with Article II. 1.33 “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his/her Compensation, (b) the Funds, which shall act as the basis for crediting of interest or gains or losses on Account balances, and (c) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee. 1.34 “Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall be made or the date by which installment payments of the Distributable Amount shall commence.

(a) For benefits triggered by the Participant’s Separation from Service, the Payment Date shall be the last scheduled payroll date of the seventh month commencing after the Separation from Service occurs (the “Separation from Service Payment Date”). Subsequent installments, if any, shall be made on the last scheduled payroll date in each month, quarter or year (as applicable) thereafter (or such other basis as may be permitted by the Committee in the applicable Participant Election form) over the applicable installment period. (b) For benefits triggered by the death of a Participant, the Payment Date shall be the last scheduled payroll date of the month following the month in which the Participant’s death occurs. The Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death; and (c) The Payment Date of a Scheduled Distribution shall be the last scheduled payroll date in January of the Plan Year in which the distribution is elected to commence (unless otherwise established by the Committee, for Employee Deferred Equity Accounts the first Payment Date of a Scheduled Distribution shall be no earlier than the last scheduled payroll date in January of the calendar year following the date on which the Equity Award becomes fully vested under the terms of the applicable award agreement). Subsequent installments, if any, shall be made on the last scheduled payroll date in each month, quarter or year (as applicable) thereafter (or such other basis as may be permitted by the Committee in the applicable Participant Election form) over the applicable installment period. (d) For benefits triggered by a Change in Control, the Payment Date shall be on the last scheduled payroll date of the fifteenth (15th) month following the month in which the Change in Control occurs. Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof, as reasonably determined by the Committee and payments made hereunder shall be considered to have been made upon the designated Payment Date if made in compliance with Treas. Reg. §1.409A-3(d), in the discretion of the Committee. 1.35 “Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e). 1.36 “Plan Year” shall mean the calendar year. 1.37 “PSU Award” shall mean an award of performance-vesting restricted stock units granted by the Company to an Employee Participant pursuant to and subject to the Equity Plan and applicable PSU Award terms as part of the Company’s annual performance and compensation review cycle. Notwithstanding anything to the contrary, in no event shall any other performance- vesting restricted stock unit awards, including sign on/new hire awards, retention awards, or awards designated by the Company as “spirit of ownership” awards, be eligible for deferral pursuant to the Plan.

1.38 “RSU Award” shall mean (i) with respect to Employees, an award of time-vesting restricted stock units granted by the Company to a Participant pursuant to and subject to the Equity Plan and applicable RSU Award terms as part of the Company’s annual performance and compensation review cycle, and (ii) with respect to non-employee Directors, an annual award of fully-vested restricted stock units granted by the Company pursuant to the Equity Plan in respect to such Director’s service as a non-employee Director. Notwithstanding anything to the contrary, in no event shall any other time-vesting restricted stock unit awards, including sign on/new hire awards, retention awards, or awards designated by the Company as “spirit of ownership” awards, be eligible for deferral pursuant to the Plan. 1.39 “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including notional earnings thereon, as provided under Section 6.2 or 6.3. 1.40 “Scheduled Distribution Account” shall mean a Deferral Account to which a Scheduled Distribution election pursuant to Section 6.2 or 6.3 applies. 1.41 “Separation Account” shall mean a Deferral Account distributable upon Separation from Service in accordance with Section 6.1. 1.42 “Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death, as determined by the Committee in accordance with Treas. Reg. §1.409A-l(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply: (a) For a Participant who provides services to an Employer as an Employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-

month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. (b) For a Participant, if any, who provides services to an Employer as an independent contractor (including, for clarity, as a Director), except as otherwise provided in part (c) of this Section, a Separation from Service shall occur, as applicable, upon the cessation of service as a Director or the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer. (c) For a Participant, if any, who provides services to an Employer as both an Employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both an Employee and as an independent contractor , as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an Employee, or (ii) ceases providing services for an Employer as an Employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) of this Section. Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an Employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director. ARTICLE II PARTICIPATION 2.1 Enrollment Requirements; Commencement of Participation. (a) As a condition to participation, each Eligible Executive shall complete, execute and return to the Committee the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary. (b) Each Eligible Executive shall commence participation in the Plan on the date that the Committee determines that the Eligible Executive has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period. (c) If an Eligible Executive fails to meet all requirements established by the Committee within the period required, that Eligible Executive shall not be eligible to participate in the Plan during such Plan Year. ARTICLE III CONTRIBUTIONS & DEFERRAL ELECTIONS 3.1 Elections to Defer Compensation. Elections to defer Compensation shall take the form of a whole percentage or, solely with respect to a deferral of a Bonus, a whole percentage above a flat dollar amount (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Committee if applicable) as follows: With respect to any Participant who provides services to an Employer as an Employee: (1) Up to 80% of Base Salary, (2) Up to 80% of Bonuses, (3) Up to 80% of Commissions, (4) 25% to 80% of RSU Awards, and (5) 25% to 80% of PSU Awards. With respect to any Participant who is a non-employee Director: (1) Up to 100% of Director Fees, and (2) Up to 100% of RSU Awards. In the event that a deferral percentage results in Deferred Stock Units covering a fractional share, the amount deferred under the Plan will be rounded down to the nearest whole stock unit. With respect to an election to defer Equity Awards, that same election shall automatically apply to any dividends that accrue with respect to the underlying Deferred Stock Units. For the avoidance of doubt, any dividend equivalents that are payable with respect to an Equity Award shall not be deferred under this Plan, and dividends shall accrue with respect to a Deferred Stock Unit and be deferred under this Plan only if they are declared after such Deferred Stock Unit is vested. If a cash dividend is declared after a Deferred Stock Unit is vested, then, with respect to each Deferred Stock Unit, a Participant’s Deferred Dividend Account shall be credited with the amount of the cash dividend declared per share.

If a stock dividend is declared after a Deferred Stock Unit is vested, then, with respect to each Deferred Stock Unit, a Participant’s Deferred Equity Account shall be credited with a number of additional Deferred Stock Units equal to the number of shares in respect of the stock dividend declared per share. Notwithstanding anything to the contrary, sign on/new hire awards, retention awards, awards designated by the Company as “spirit of ownership” awards or any other award not specifically designated by the Committee as eligible for deferral under this Plan, shall not be eligible for deferral pursuant to the Plan. The Committee may, in its sole discretion, adjust for subsequent Plan Years on a prospective basis the types of Compensation permitted to be deferred for any class of Eligible Executives and the maximum deferral percentages for each type of Compensation (including, without limitation, for particular types of Bonuses or types of Director compensation); such revised deferral percentages shall be indicated on a Participant Election form approved by the Committee for the applicable Plan Year. Notwithstanding the foregoing, in no event shall the maximum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A. In addition, the Committee may determine that one or more types of Compensation shall not be made available for deferral for one or more subsequent Plan Years and, consistent with such determination, the impacted types of Compensation shall not appear on a Participant Election form. 3.2 Timing of Deferral Elections; Effect of Participant Election(s). (a) General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Compensation, the Participant must submit Participant Election(s) on or before the deadline established by the Committee, which shall be no later than the December 31st preceding the Plan Year in which the services are performed to earn such Compensation . Pursuant to this general timing rule, a Participant Election with respect to an Equity Award granted based on the Participant’s service in a calendar year must be made no later than December 31st of the year preceding the year in which such services are performed (for example, a Participant who is granted an Equity Award in 2028 based on services performed in 2027 must make the Participant Election for such Equity Award by December 31, 2026). Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with Section 3.2(c) below. (b) Timing of Deferral Elections for Newly Eligible Participants. In regard to any Plan Year in which an Eligible Executive first becomes eligible to participate in the Plan, as determined in accordance with Treasury Regulation §1.409A-2(a)(7)(ii) and the "plan aggregation" rules under Treasury Regulation §1.409A-1(c)(2), such Participant may elect to defer only the portion of eligible Compensation described in this paragraph attributable to services to be performed after the date the deferral election is made, provided that the Participant submits a valid Participant Election in accordance with procedures established by the Committee no later than thirty (30) days after the date the Participant first becomes eligible to participate in the Plan. For Participants who are non-employee Directors, the deferral election under this Section 3.2(b) may be made with respect to Director Fees and RSU Awards granted for performance of service in that Plan Year. For Participants who are Employees, the deferral election under this Section 3.2(b) may only be made with respect to Base Salary for performance of service in that Plan Year. The amount eligible for deferral shall be limited to the portion of such Compensation attributable to services performed after the election date, as determined by the Committee in compliance with Code Section 409A. Any deferral election made pursuant to this Section 3.2(b) shall become irrevocable no later than the thirtieth (30th) day following the date the Participant first becomes eligible to participate in the Plan. (c) Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than six (6) months before the end of the performance period. Unless otherwise determined by the Committee, a Participant Election for a PSU Award shall apply to all tranches of the award, such that the Participant Election must be made no later than six (6) months before the end of the performance period for the first tranche of the award. In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable. (d) Separate Deferral Elections for Each Plan Year. In order to defer Compensation for a Plan Year, a Participant must submit a separate deferral election with respect to Compensation for such Plan Year by affirmatively filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2), which election shall be effective on the first day of the next following Plan Year (unless otherwise specified on the Participant Election). 3.3 Company Contributions. The Company shall have the discretion to make Company Contributions to the Plan at any time and in any amount on behalf of any Employee Participant. Unless otherwise determined by the Committee, Company Contributions, if any, shall be made only to Employee Participants who have deferred Cash Compensation under the Plan. Company Contributions may take the form of a matching formula established in the discretion of the Committee for a particular Plan Year which is communicated in the enrollment materials prior to the beginning of such Plan Year. Discretionary Company Contributions and/or any matching formula shall be determined and applied in the complete and sole discretion of the Company and no Participant shall have the right to participate in any Company Contribution or matching formula for any particular Plan Year, except as may be specified by the Committee, regardless of whether Company Contributions are made on behalf of other Participants for that or any other Plan Year. 3.4 Investment Elections. (a) Deferred Cash Accounts, Deferred Dividend Accounts and Company Contribution Accounts. At the time of entering the Plan and/or of making a deferral election under the Plan, the Participant shall designate on a Participant Election form provided by the Committee, the Funds in which the Participant’s Deferred Cash Accounts, Deferred Dividend Accounts and/or Company Contribution Accounts, as applicable, shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Deferred Cash Account, Deferred Dividend Account and/or Company Contribution Account, as applicable. The Participant may specify that all or any percentage of his or her Deferred Cash Accounts, Deferred Dividend Accounts and/or Company Contribution Accounts, as applicable, shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. If a Participant fails to make an election among the Funds as described in this section, the Participant’s Deferred Cash Account, Deferred Dividend Account and/or Company Contribution Accounts, as applicable, balance shall automatically be allocated into the lowest-risk Fund, as determined by the Committee in its sole discretion. A Participant may change any designation made under this Section as permitted by the Committee by filing a revised election, on a Participant Election provided by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Deferred Cash Account, Deferred Dividend Accounts and/or Company Contribution Accounts, as applicable, balance allocated to each previously or newly elected Fund. (b) Investment Funds. The Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds. The Interest Rate of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited to the Participant’s Account under Article IV. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Deferred Cash Accounts, Deferred Dividend Accounts and/or Company Contribution Accounts, as applicable. The Company and the Employers shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company and/or the Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor. (c) Deferred Equity Accounts. Deferred Equity Accounts shall be automatically credited in the form of notional shares of the Company’s common stock to a deemed Fund that tracks the value thereof and may not be invested in any other Fund. Cash dividends accruing in respect of any Equity Award deferred in accordance with Section 3.1, shall not be converted to additional Deferred Stock Units but will be invested in accordance with subsection (a) of this

Section. Stock dividends accruing in respect of any Equity Award deferred in accordance with Section 3.1 shall be converted into additional Deferred Stock Units in the Participant’s Deferred Equity Account and invested in accordance with this subsection (c). 3.5 Distribution Elections. (a) Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified under Article VI for the applicable distribution. At the time of a Participant’s initial enrollment in the Plan, a Participant must elect the manner of distribution for a Separation Account, and any Company Contributions shall be allocated to such Separation Account elected during the Participant’s initial enrollment. If a Participant elects to defer all or a portion of such Participant’s Equity Awards in connection with such initial enrollment, such manner of distribution shall apply to the associated stock dividends in the Participant’s Deferred Equity Account, and the associated cash dividends in the Participant’s Deferred Dividend Account. A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made, in accordance with the Participant Election forms. (b) Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and this Section. Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met: (1) the new election does not take effect until at least twelve (12) months after the date on which the new election is made; (2) in the case of payments made on account of a Change in Control, Separation from Service or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and (3) in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election. For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A. Election changes made pursuant to this Section shall be made at the discretion of the Committee, in accordance with rules established by the Committee and shall comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE IV ACCOUNTS 4.1 Deferral Accounts. With respect to a Participant’s Deferred Cash Accounts, the Committee shall establish and maintain up to five (5) Deferral Accounts for each Participant under the Plan, of which at least one (1) shall be a Separation Account. Each Participant’s Deferral Accounts that are Deferred Cash Accounts shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund designated pursuant to Section 3.4. With respect to a Participant’s Deferred Equity Accounts and Deferred Dividend Accounts, the Committee shall establish and maintain such number of Deferral Accounts for each Participant under the Plan as is reasonably necessary, which may be tracked on a grant-by-grant or class- year basis, as determined by the Committee, to permit separate accounting and administration of each applicable Equity Award deferral election and related distribution election. A Participant’s Deferral Accounts shall be credited as follows: (a) As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Cash Compensation, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Accounts with an amount equal to the Cash Compensation deferred by the Participant in accordance with the designation under Section 3.4; that is, the portion of the Participant’s deferred Cash Compensation designated to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be invested in that Fund; (b) As soon as reasonably possible after an Equity Award that is subject to a deferral election in accordance with Section 3.1 vests, the Committee shall credit to a Participant’s Deferred Equity Account the designated number of Deferred Stock Units and any stock dividends accrued on such Deferred Stock Units after vesting, and Participant’s Deferred Dividend Account any cash dividends accrued on such Deferred Stock Units after vesting, which in each case shall be deemed credited to a Fund in accordance with (i) for the Deferred Equity Account, Section 3.4(c) and (ii) for the Deferred Dividend Account, Section 3.4(a). (c) Each business day, each Fund Subaccount of a Participant’s Deferred Cash Accounts and/or Deferred Dividend Accounts, as applicable, shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b); and (d) In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and, to the extent applicable, investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.

4.2 Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Employee Participant under the Plan. Each Employee Participant’s Company Contribution Account shall be further divided into separate Fund Subaccounts corresponding to the Fund designated pursuant to Section 3.4(a). Company Contributions shall be tied to the initial Separation Account elected by the Employee Participant during the Employee Participant’s initial enrollment in the Plan and subject to distribution in the form applicable to such initial Separation Account. In the complete and sole discretion of the Committee, an Employee Participant may be allowed to establish a second Company Contributions Account to tie Company Contributions credited to the Plan for Plan Years commencing after such election to an alternative Separation Account under such terms and conditions as may be established by the Committee. Company Contribution Accounts shall be credited as follows: (a) As soon as reasonably possible after a Company Contribution is made, the Company shall credit the Fund Subaccounts of the Employee Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Employee Participant, that is, the proportion of the Company Contributions, if any, designated to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be invested in that Fund; and (b) Each business day, each Fund Subaccount of an Employee Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b). 4.3 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits distributed to the Participant from any such trust or trusts shall be considered distributed by the Company for purposes of meeting the obligations of the Company under the Plan. 4.4 Statement of Accounts. The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balances as of the end of each applicable period. ARTICLE V VESTING 5.1 Vesting of Deferral Accounts. The Distributable Amount of any Deferral Account shall only include the vested balance of such Account. Nothing in this Plan, nor the deferral of any Equity Award hereunder, shall alter or affect the vesting, forfeiture, or other terms and conditions applicable to such Equity Award under the Equity Plan or the applicable award terms. Any Equity Award (or portion thereof) deferred under this Plan shall remain subject to such underlying vesting conditions and shall not be credited to a Deferred Equity Account, nor constitute a Distributable Amount, unless and until such Equity Award (or portion thereof) has vested in accordance with its governing terms. For Deferred Cash Accounts, a Participant shall be fully vested at all times in amounts of Cash Compensation withheld and deferred pursuant to Section 4.1, and such Distributable Amounts shall be distributable solely in accordance with the applicable manner of distribution provisions set forth in Article VI of the Plan. For Director Deferred Equity Accounts (and associated Deferred Dividend Accounts), a Participant shall be fully vested at all times in amounts of Deferred Stock Units issued and deferred pursuant to Section 4.1 that have been credited to such Account, and such Distributable Amounts shall be distributed solely in accordance with the applicable manner of distribution provisions set forth in Article VI of the Plan. For Employee Deferred Equity Accounts (and associated Deferred Dividend Accounts), the vesting of Deferred Stock Units deferred pursuant to Section 4.1 shall be based upon the schedule or schedules determined pursuant to the Equity Plan and applicable award terms, and shall not be credited to such Account until vested. The Distributable Amounts shall be distributed solely in accordance with the applicable manner of distribution provisions set forth in Article VI of the Plan. 5.2 Vesting of Company Contribution Account. Amounts credited to an Employee Participant’s Company Contribution Account shall be vested based upon the schedule or schedules determined by the Company in its sole discretion and communicated to the Employee Participant. ARTICLE VI DISTRIBUTIONS 6.1 Separation Distributions for Deferred Cash Accounts and Director Deferred Equity Accounts. Participants who are non-employee Directors shall be entitled to designate one or more Director Deferred Equity Accounts (and associated Deferred Dividend Accounts) as Separation Accounts. Participants who are Employees or non-employee Directors shall be entitled to designate one or more Deferred Cash Accounts as Separation Accounts. For clarity, Employees are not eligible to designate any Employee Deferred Equity Account (or associated Deferred Dividend Accounts) as Separation Accounts. (a) Schedule of Separation Distributions. Except as otherwise provided herein, in the event of a Participant’s Separation from Service, the Distributable Amount credited to the Participant’s Separation Account(s) and Company Contribution Account(s) shall be distributed to the Participant in a lump sum on the Payment Date following the Participant’s Separation from Service, unless the Participant has made an alternative benefit election on a timely basis to receive payments from such Account in substantially equal annual, quarterly or monthly installments over up to fifteen (15) years. For clarity, with respect to a non-employee Director Participant who has deferred Equity Awards, the Distributable Amount held in such Participant’s Director Deferred Equity Account(s) shall be distributed to the Participant in the form of whole shares of Company common stock for each whole Deferred Stock Unit, and in cash for any fractional Deferred Stock Unit, while the Distributable Amount held in the associated Deferred Dividend Account shall be distributed in cash. (b) Small Benefit Exception. Notwithstanding any distribution election to the contrary, (i) for Employee Participants, if on commencement of benefits payable from a Separation Account that is a Deferred Cash Account, the Distributable Amount of such Account, plus any Company Contributions Account which is tied to such Separation Account, and including earnings or losses credited to such Account (if applicable), is less than or equal to twenty-five thousand dollars ($25,000), the total Distributable Amount from such Account(s) shall be distributed in a lump sum on the Separation from Service Payment Date, and (ii) for non-employee Director Participants, if on commencement of benefits payable from a Separation Account, the aggregate Distributable Amount of the Director’s Deferred Cash Account and Director Deferred Equity Account (and the associated Deferred Dividend Account) and including earnings or losses credited to such Account (if applicable) that are tied to such Separation Account is less than or equal to twenty-five thousand dollars ($25,000), the total Distributable Amount from such Account(s) shall be distributed in the form of a single lump sum distribution on the Separation from Service Payment Date. For clarity, the value of the Director Deferred Equity Account for this purpose shall be determined based on the fair market value of a share of the Company’s common stock on the last trading day of the month immediately prior to the month in which the Separation from Service Payment Date occurs. Subject to the foregoing, the $25,000 Account threshold shall be applied separately as to each Separation Account but shall include any Company Contributions Account which is tied to such Separation Account as provided under Section 4.2. The lump sum distribution shall be in the form of cash for any Cash Compensation credited to any Deferred Cash Account, whole shares of Company common stock (and cash for any fractional Deferred Stock Unit) for the underlying Deferred Stock Units credited in the Director Deferred Equity Account, and cash for any associated dividends credited in the Deferred Dividend Account. (c) Death Benefits. Notwithstanding any provision in this Plan to the contrary, in the event that the Participant dies prior to complete distribution of his or her Separation Accounts under the Plan, the total Distributable Amount shall be distributed in the form of a single lump sum distribution to Participant’s Beneficiary on the Payment Date following the Participant’s death in the form of (i) cash for any Cash Compensation credited to any Deferred Cash Accounts, (ii) whole shares of Company common stock (and cash for any fractional Deferred Stock Unit) for the underlying Deferred Stock Units credited in the Director Deferred Equity Account, and (iii) cash for any associated dividends credited in the Deferred Dividend Account. 6.2 Scheduled Distributions for Deferred Cash Accounts and Director Deferred Equity Accounts. Participants who are Employees or non-employee Directors shall be entitled to designate one or more Deferred Cash Accounts as Scheduled Distribution Accounts. Participants who are non-employee Directors shall be entitled to designate one or more Director Deferred Equity Accounts (and associated Deferred Dividend Accounts) as Scheduled Distribution Accounts. For clarity, each Employee Deferred Equity Account (and associated Deferred Dividend Account) shall automatically be designated as a Scheduled Distribution Account pursuant to Section 6.3.

(a) Scheduled Distribution Election. In the case of a Participant who has elected to receive a Scheduled Distribution of their Deferred Cash Account or their Director Deferred Equity Accounts, such Participant shall receive the Distributable Amount, with respect to the specified deferrals, including earnings or losses credited to such Account (if applicable), which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.5. For clarity, with respect to a non-employee Director Participant who has deferred Equity Awards, the Distributable Amount held in such Participant’s Director Deferred Equity Account(s) shall be distributed to the Participant in the form of whole shares of Company common stock for each whole Deferred Stock Unit, and in cash for any fractional Deferred Stock Unit, while the Distributable Amount held in the associated Deferred Dividend Account shall be distributed in cash. The Committee shall determine the earliest commencement date that may be elected by the Participant for each Scheduled Distribution Account and such date shall be indicated on the Participant Election (unless otherwise established by the Committee, for Deferred Cash Accounts and Director Deferred Equity Accounts (and associated Deferred Dividend Accounts) the earliest commencement date shall be no earlier than two (2) years from the election date). The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual, quarterly or monthly installments over a period of up to fifteen (15) years. (b) Small Benefit Exception. Notwithstanding any distribution election to the contrary, (i) for Employee Participants, if on commencement of benefits payable from a Scheduled Distribution Account that is a Deferred Cash Account, the Distributable Amount of such Account, and including earnings or losses credited to such Account (if applicable), is less than or equal to twenty-five thousand dollars ($25,000), the total Distributable Amount from such Account(s) shall be distributed in a lump sum on the scheduled commencement date, and (ii) for non-employee Director Participants, if on commencement of benefits payable from a Scheduled Distribution Account, the aggregate Distributable Amount of the Director’s Deferred Cash Account, and Director Deferred Equity Account (and the associated Deferred Dividend Account) and including earnings or losses credited to such Account (if applicable) that is tied to such Scheduled Distribution Account is less than or equal to twenty-five thousand dollars ($25,000), the total Distributable Amount from such Account(s) shall be distributed in the form of a single lump sum distribution on the scheduled commencement date. For clarity, the value of the Director Deferred Equity Account for this purpose shall be determined based on the fair market value of a share of the Company’s common stock on the last trading day of the month immediately prior to the month in which the scheduled commencement date occurs. The $25,000 threshold shall be applied separately to each Scheduled Distribution Account. (c) Relationship to Other Benefits. (1) In the event of a Participant’s Separation from Service, other than by reason of death, prior to the Payment Date for one or more Scheduled Distribution Accounts, the Distributable Amount held in such Scheduled Distribution Accounts shall be distributed in accordance with the schedule elected by the Participant for such Scheduled Distribution Accounts pursuant to Section 6.2(a) above, except that the first distribution shall occur on the Payment Date applicable to the Participant’s Separation from Service and subject to the Small Benefit Exception in Section 6.2(b) above.

(2) In the event of a Participant’s Separation from Service, other than by reason of death, after one or more Scheduled Distribution Accounts has commenced installment payments, the Distributable Amount held in such Scheduled Distribution Account(s) shall continue to be distributed in accordance with the schedule elected by the Participant for such Scheduled Distribution Accounts pursuant to Section 6.2(a) above. (3) In the event of a Participant’s death, whether before or after the Payment Date for one or more Scheduled Distribution Accounts, the Distributable Amount held in such Scheduled Distribution Accounts shall be distributed as provided in Section 6.1(c) above. (4) In the event of a Change in Control pursuant to which an election to receive a distribution has been timely submitted under Section 6.5(a) that occurs prior to the Payment Date for one or more Scheduled Distribution Accounts, the Distributable Amount held in such Scheduled Distribution Accounts shall not be distributed under this Section, but rather shall be distributed in accordance with Section 6.5(a). (5) In the event of a Change in Control pursuant to which an election to receive a distribution had been timely submitted under Section 6.5(a) that occurs after one or more Scheduled Distribution Accounts has commenced installment payments, the Distributable Amount held in such Scheduled Distribution Account(s) shall continue to be distributed in accordance with the schedule elected by the Participant for such Scheduled Distribution Accounts pursuant to Section 6.2(a) above, as it would have been distributed to the Participant had the Change in Control not occurred. 6.3 Scheduled Distribution for Employee Deferred Equity Accounts and Deferred Dividend Accounts. Employee Deferred Equity Accounts (and the associated Deferred Dividend Account) of Participants who are Employees shall automatically be designated as Scheduled Distribution Accounts pursuant to this Section 6.3 with respect to such Deferred Stock Units. (a) Scheduled Distribution Election. With respect to an Employee Participant who has Deferred Stock Units credited in an Employee Deferred Equity Account(s), the Distributable Amount held in such Employee Deferred Equity Account(s) shall be distributed to the Participant in accordance with the Participant’s applicable deferral election in the form of whole shares of Company common stock for each whole Deferred Stock Unit, and in cash for any fractional Deferred Stock Unit. The associated Deferred Dividend Account(s) shall be subject to the same deferral election but shall be distributed in cash. The Committee shall determine the earliest commencement date that may be elected by the Participant with respect to the Distributable Amount held in each such Employee Deferred Equity Account and such date shall be indicated on the Participant Election (unless otherwise established by the Committee, the earliest commencement date shall be no earlier than the last scheduled payroll date in January of the calendar year following the date on which the Equity Award becomes fully vested under the terms of the applicable award agreement). The Participant may elect to receive the Distributable Amount held in such Employee Deferred Equity Account in a single lump sum or substantially equal annual or quarterly installments over a period of up to fifteen (15) years. (b) Relationship to Other Benefits.

(1) In the event of a Participant’s Separation from Service, other than by reason of death, the Distributable Amount held in any Employee Deferred Equity Account(s) and associated Deferred Dividend Account(s) shall continue to be distributed in accordance with the schedule elected by the Participant for such Scheduled Distribution Accounts pursuant to Section 6.3(a) above. (2) In the event of a Participant’s death, whether before or after the Payment Date for one or more Employee Deferred Equity Accounts (and associated Deferred Dividend Accounts), the Distributable Amount held in such Employee Deferred Equity Account(s) and associated Deferred Dividend Account(s) shall be distributed as provided in Section 6.1(c) above. (3) In the event of a Change in Control pursuant to which an election to receive a distribution has been timely submitted under Section 6.5(a) that occurs prior to the Payment Date for one or more Employee Deferred Equity Accounts (and associated Deferred Dividend Accounts), the Distributable Amount held in such Employee Deferred Equity Accounts and associated Deferred Dividend Accounts shall not be distributed under this Section, but rather shall be distributed in accordance with Section 6.5(a). (4) In the event of a Change in Control pursuant to which an election to receive a distribution had been timely submitted under Section 6.5(a) that occurs after one or more Employee Deferred Equity Accounts (and associated Deferred Dividend Accounts) has commenced installment payments, the Distributable Amount held in such Employee Deferred Equity Account(s) and associated Deferred Dividend Account(s) shall continue to be distributed in accordance with the schedule elected by the Participant for such Employee Deferred Equity Accounts pursuant to Section 6.3(a) above, as it would have been distributed to the Participant had the Change in Control not occurred. 6.4 Hardship Distributions. (a) Upon a finding that the Participant has suffered a Financial Hardship, in accordance with Code Section 409A, the Committee may, at the request of the Participant, approve cancellation of deferral elections and/or accelerate distribution of benefits under the Plan, subject to the following conditions: (1) The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month. (2) Upon a finding that the Participant has suffered a Financial Hardship in accordance with Treasury Regulations promulgated under Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of current deferral elections under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to the Financial Hardship shall not exceed the amount necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). (3) The amount (if any) determined by the Committee as a Hardship Distribution shall be distributed in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution determination is made by the Committee. (b) In the event a Participant receives a hardship distribution under an Employer’s qualified 40l(k) plan pursuant to Treas. Reg. §l.40l(k)-l(d)(3), the Committee may (i) cancel the Participant’s current deferral elections under this Plan and/or (ii) preclude the Participant from submitting additional deferral elections pursuant to Article III, to the extent deemed necessary to comply with Treas. Reg. §l .40l(k)-l(d)(3). 6.5 Change in Control Distribution; Adjustments. (a) If a Participant submits an election upon his or her commencement of participation in the Plan to receive a distribution in the event of a Change in Control occurring prior to the Participant’s Separation from Service or the Payment Date for a Scheduled Distribution Account, then upon such a Change in Control the Distributable Amount credited to the Participant’s Deferral Account(s) and Company Contribution Account shall be distributed to the Participant in a lump sum on the Payment Date for the Change in Control. (b) If the Company’s class of securities subject to the Equity Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, pursuant to the Equity Plan, the Compensation and Management Development Committee of the Board of Directors of the Company shall make appropriate and proportionate adjustments in the number and type of shares or other securities or cash or other property that may be acquired pursuant to awards theretofore granted under the Equity Plan. In such event, such committee shall make any adjustments to the number and type of shares or other securities distributed for Distributable Amounts attributable to deferrals of Equity Awards, and the amount of associated dividends, that it deems advisable or necessary, subject to compliance with all applicable laws and regulations, Company policies and procedures, the terms of the Equity Plan and award terms, and outstanding obligations. 6.6 Limited Cashouts. Notwithstanding any provision in this Plan to the contrary, the Committee may, in its sole discretion, distribute in a mandatory lump sum any Participant’s entire Deferral Account and/or Company Contribution Account under the Plan, provided that any such distribution is made in accordance with the requirements of Treas. Reg. §1.409A-3(j)(4)(v) or its successor (each such payment, a “Limited Cashout”). Specifically, any such Limited Cashout pursuant to this Section 6.6 shall be subject to the following requirements: (a) The Committee’s exercise of discretion to make the Limited Cashout shall be evidenced in writing no later than the date of the lump sum payment;

(b) The lump sum payment shall result in the termination and liquidation of the entirety of the Participant’s interest under the Plan, as applicable, as well as the Participant’s interest in all other plans, agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-l(c)(2) with the Account(s) that is being distributed from this Plan; and (c) The lump sum payment (and the Participant’s entire interest in any and all other “plans” that would be aggregated with the Account(s) being distributed from this Plan in accordance with Treas. Reg. §1.409A-l(c)(2)) is not greater than the applicable dollar amount under Code Section 402(g)(l)(B) at the time of the Limited Cashout. Any such Limited Cashout shall be calculated as of the last business day of the month in which the Committee’s determination to make the Limited Cashout occurs, and such lump sum payment shall be made within sixty (60) days following such determination. 6.7 Shares of Company common stock distributed to Participants for the balance of Deferred Equity Accounts in accordance with the Plan shall be issued under and subject to the terms of the Equity Plan. ARTICLE VII PAYEE DESIGNATIONS AND LIMITATIONS 7.1 Beneficiaries. (a) Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee. (b) Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall deem the Participant’s estate to be the Beneficiary and shall direct the distribution of such benefits to the Participant’s estate. 7.2 Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. 7.3 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan. ARTICLE VIII LEAVE OF ABSENCE 8.1 Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals shall continue to be withheld during such paid leave of absence in accordance with Article III. 8.2 Unpaid Leave of Absence If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Committee for each such election in accordance with Article III above. ARTICLE IX ADMINISTRATION 9.1 Committee. The Plan shall be administered by a Committee which shall be appointed by the Chief Executive Officer of the Company. The Committee which shall have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make administrative amendment to the Plan and to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons' duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons. 9.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (c) description of any additional material or information that is necessary to process the claim, and (d) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant's right to submit the claim for binding arbitration in the event of an adverse determination on review. 9.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant's request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant's right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE X MISCELLANEOUS 10.1 Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan with respect to all of its Participants. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants and such Employee Participants shall no longer be eligible to receive new Company Contributions. However, after the Plan termination the Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to be credited or debited to such Participants’ Account balances pursuant to Article IV. In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Employer may provide that upon termination of the Plan, all Account balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Code Section 409A. 10.2 Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant’s vested Account balance in existence at the time the amendment or modification is made. 10.3 Unsecured General Creditor. The benefits distributed under the Plan shall be distributed from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code. 10.4 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan. 10.5 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan. To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes. 10.6 Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation or guarantee that this Plan complies with Code Section 409A and shall have no liability to any Participant, or any successor or Beneficiary thereof, for any taxes, penalties or interest which may ultimately be determined to be applicable to amounts payable under this Plan or for the reporting of any payments in good faith as subject to Code Section 409A. Notwithstanding any contrary provision in the Plan, any payment required to be made hereunder to a Participant who is a “specified employee” (as defined under Code Section 409A and as the Committee determines in accordance with Code Section 409A) upon his or her “separation from service” (within the meaning of Code Section 409A), will, to the extent necessary to avoid the imposition of taxes under Section 409A(a)(2)(B)(i) of the Code (or any successor provision thereto), be delayed for no less than the six-month period immediately following such “separation from service” (within the meaning of Code Section 409A) (or, if earlier, until the specified employee’s death) and will instead be distributed on the day immediately following such six-month period or death or as soon as administratively practicable thereafter (without interest) or on such later date as may otherwise be set forth herein. 10.7 Effect of Payment. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members, the Employer and the Company. 10.8 Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with the requirements of Code Section 409A. If any portion of a Participant’s Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the undistributed vested Account balance. 10.9 Domestic Relations Orders. Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(l)(B), pursuant to which a court has determined that an alternative payee has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the alternative payee’s vested interest in the Participant’s benefits under the Plan to such alternative payee to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A. 10.10 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer. 10.11 No Guarantee of Tax Consequences. The Employer, Company, Board and Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant. 10.12 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. 10.13 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee. 10.14 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. 10.15 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular. 10.16 Governing Law. Except as it may be applied to non-employee Directors or independent contractors, the Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. To the extent the Committee allows participation in the Plan by non-employee Directors or independent contractors, such parties shall be treated as participating in a separate plan for purposes of the application of ERISA and such separate plan and any other provision of, or legal issue relating to, the Plan that is not fully preempted by federal law, shall be governed by the laws of the State of California. 10.17 Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications, understandings, arrangements or agreements between the parties, including the Employer, the Company, the Board, the Committee and any and all Participants, whether written, oral, express or implied relating thereto.

10.18 Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute. IN WITNESS WHEREOF, the Company has approved the adoption of this Plan as of May 20, 2026, and has caused the Plan to be executed by its duly authorized representative. East West Bancorp, Inc. By: /s/ Gary Teo Name: Gary Teo Title: CHRO